Exhibit 10.2

PROMISSORY NOTE

$90,000	March 25, 2021

FOR VALUE RECEIVED, CHEE CORP., a Nevada corporation with an address of 1206 E. Warner Rd, Suite 101-I, Gilbert, AZ 85296 ("Maker"), agrees and promises to pay to the order of FARM HOUSE PARTNERS, LLC, an Arizona limited liability company with an address of 1206 E. Warner Rd, Suite 101-I, Gilbert, AZ 85296 ("Holder"), the sum of Ninety Thousand Dollars ($90,000), with such amount payable to Holder at the address set forth above, or at such other place as Holder may designate.

1.                   Interest. Interest. This promissory note (this "Note") bears simple interest at the rate of ten percent (10%) per annum. No interest payments are due until the Maturity Date.

2.                   Payments. The entire balance of this Note is due and payable on or before September 30, 2021 (the "Maturity Date"). Maker may prepay all or any portion of this Note at any time without penalty.

3.                   Security. This Note is unsecured.

4.                   Default. The existence or occurrence of any one or more of the following will constitute an "Event of Default" under this Note:

4.1         Non-Performance. Maker's failure to comply timely and fully with any of the terms or provisions of this Note, including, without limitation, the failure to pay all amounts due within ten (10) days after the due date.

4.2         Bankruptcy; Insolvency. Maker being insolvent by being unable to pay debts when due or by having liabilities in excess of assets; or Maker committing an act of bankruptcy, making a general assignment for the benefit of creditors, or the filing by or against Maker of a voluntary or involuntary petition in bankruptcy or for the appointment of a receiver (and any involuntary petition is not dismissed within thirty (30) days from the filing thereof); or if there commences under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, proceedings affecting any significant part of Maker's property or for the composition, extension, arrangement, or adjustment of any of their respective obligations; or if a writ of attachment, execution, or any similar process is issued or levied against any significant part of Maker's property that is not released, stayed, bonded, or vacated within a reasonable time after its issue or levy.

5.                   Default Interest. Upon the occurrence of an Event of Default, Holder shall be entitled to receive and Maker shall pay interest on the entire unpaid principal balance at a rate (the "Default Rate") equal to fifteen percent (15%) per annum. The Default Rate shall be computed from the occurrence of the Event of Default until payment in full. This clause, however, shall not be construed as an agreement or privilege to extend the Maturity Date, nor as a waiver of any other right or remedy accruing to Holder by reason of the occurrence of any Event of Default.

6.                   Acceleration. In addition to all other rights and remedies at law and/or equity Holder may have if an Event of Default occurs, Holder, at its option without further notice to Maker, may declare immediately due and payable the unpaid principal balance of this Note together with all other sums owed by Maker under this Note.

7.                   Notices. All notices that Holder or Maker is required or permitted to give under this Note shall be delivered to the addresses of Maker and Holder as set forth in the opening paragraph.

8.              Severability. If any term or provision of this Note is, to any extent, determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Note will not be affected, and the invalid or enforceable term or provision will be reduced or otherwise modified by the court or authority only to the minimum extent necessary to make it valid and enforceable. If any term or provision cannot be reduced or modified to make it reasonable and permit its enforcement, it will be severed from this Note and the remaining terms will be interpreted in a way as to give maximum validity and enforceability to this Note. It is the intention of Maker that, if any provision of this Note is capable of two constructions, one of which would render the provisions void and the other of which would render the provisions valid, then the provision will have the meaning that renders it valid.

9.              Time of the Essence. Time is of the essence of this Note. Whenever notice must be given, payment made, document delivered, or an act done under this Note on a day that is not a Business Day, the notice may be given, payment made, document delivered, or act done on the next following day that is a Business Day. "Business Day" means a day other than a Saturday, Sunday, or a day observed as a legal holiday by the United States government or the State of Arizona.

10.          Governing Law; Jurisdiction and Venue. This Note is to be governed by and interpreted in accordance with the laws of the State of Arizona. Any legal action or proceeding with respect to this Note or any document related hereto shall be brought in Maricopa County, Arizona in any court of competent jurisdiction, and, by execution and delivery of this Note, Maker and the Holder hereby accept the jurisdiction and venue of such courts.

11.          Successors and Assigns. This Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors and permitted assigns. Maker may not voluntarily or involuntarily transfer, convey, or assign this Note, or any of its duties or obligations hereunder, without Holder's prior written consent, which may be withheld for any reason, or for no reason at all. As used herein, the term "Holder" means and includes the successors and permitted assigns of the Holder.

12.          Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Maker, which is absolute and unconditional, to pay the principal amount and accrued interest of this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct debt obligation of Maker.

13.          Attorneys' Fees and Costs. Each party shall bear its own expenses in connection with the issuance of this Note; provided, however, that if any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

14.          No Waiver by Holder.No delay or failure of Holder in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

MAKER
Chee Corp., a Nevada corporation

By:	/s/ Rick Gean
Rick Gean, Chief Financial Officer

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